EXHIBIT 99.1

COMPANY CONTACT
Kelly Lazarus
724 Solutions
(805) 884-8306
klazarus@724.com

724 Solutions Announces Third Quarter 2004 Results

Santa Barbara, CA (October 27, 2004) - 724 Solutions (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services, today reported results for its third quarter ended September 30, 2004 (all figures are in U.S. dollars).

724 Solutions’ total revenue in the third quarter was $3.5 million, compared to $3.0 million last quarter and $3.1 million in the same period last year.  Revenue from the sale of products was $2.0 million and revenue from the sale of services was $1.5 million.

Pro forma net loss for the third quarter was $1.3 million, or $0.21 per share, compared to $1.6 million, or $0.27 per share, in the previous quarter and $2.6 million, or $0.43 per share, in the same period last year.  The Company’s pro forma net operating expenses were $4.8 million in the third quarter compared to $4.6 million in the previous quarter and $5.7 million in the same period a year ago.

The net loss for the third quarter of 2004, computed using United States generally accepted accounting principles (“GAAP”), was $1.5 million, or $0.25 per share.  The GAAP loss was $1.1 million or $0.19 per share in the previous quarter (which included a $0.9 million reversal of previously recorded restructuring charges), and $3.9 million or $0.64 per share in the same period a year ago.

The Company said that it expected fourth quarter pro forma costs to be in the range of $5.2 million to $5.5 million.

“The third quarter saw us take another major step in our plan to drive 724 Solutions to pro forma profitability before the end of 2004,” said John Sims, Chief Executive Officer of 724 Solutions.  “Having already made substantial progress in the cost restructuring of the company, this quarter has now seen us take the first important steps in delivering meaningful revenue growth.  We expect this revenue growth momentum to accelerate into the fourth quarter, and allow us to deliver pro forma profitability for the first time in our Company’s history.”

Key accomplishments in the third quarter:

•

The agreement with Vodafone UK, the leading UK mobile operator, to deploy 724’s X-treme MMS Accelerator (XMA) to enable the delivery of premium bulk MMS information services.  Vodafone UK commercially launched XMA-based services in August 2004, including ‘Footie on the Fone’, offering their subscribers up-to-the-minute MMS-based information, including Premiership Soccer match reports and league tables.  The agreement with Vodafone UK was previously disclosed on July 20, 2004 as a new XMA customer announcement.

•

Multimedia Application Gateway (AGW) customer acquisitions including Cell C, the third largest mobile operator in South Africa.  AGW enhances standard multimedia messaging service center (MMSC) deployments with ready-to-deploy revenue generating services that accelerate adoption, reduce churn, and stimulate usage.

•

The agreement with Ericsson to incorporate 724’s X-treme Alerts Platform (XAP) as part of Ericsson’s hosted MMS services offering.  XAP enables Ericsson’s mobile operator customers to differentiate their premium data service offerings with highly personalized, permission-based MMS alerts.

•

The agreement with a major mobile operator (announced on September 28, 2004) to provide 724’s X-treme Mobility Gateway as a turnkey solution.  XMG allows mobile network operators to offer their subscribers premium content data services including sending and downloading photos, color graphics, audio, music clips, ring tones, games and video clips.

•

The appointment of Tamara L. Steffens as Senior Vice President of Worldwide Sales.  Ms. Steffens’ impressive global sales expertise has gained industry recognition with her success working for Boingo, Openwave, Software.com and Sun Microsystems.

•

The appointment of Ben Scott to its Board of Directors.  Mr. Scott is a wireless veteran bringing 30 years of executive leadership from some of the industry’s most powerful and successful wireless businesses including PrimeCo, AT&T and Bell Atlantic Mobile, now part of Verizon Wireless.

Conference Call Information
The Company will host a conference call to discuss the results on October 27, 2004 at 5:00 pm EDT. The conference call will be available over the Internet through the company’s web site at www.724.com or by telephone at 416-641-6652.  A replay will be available for 48 hours following the conference call and can be accessed by dialing 800-633-8284, pass code 21180740.

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators to rapidly deploy flexible and open next generation IP-based network and data services.  Additionally, in conjunction with mobile operator partners, the company provides a series of actionable alerting solutions to enterprises to assist them in lowering operating costs and improving customer relationship management.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.

This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses will obtain from these services and products, future demand for these services and products, our future operating and cash performance, our plans and prospects and the sufficiency of our cash resources. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including the risk that 724 Solutions will be unable to deploy its solutions and products, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve or deteriorate, the risk that 724 Solutions will be unable to retain its key customers, the risk that 724 Solutions will lose business to competitors with greater resources, and other risks described in 724 Solutions’ Securities and Exchange Commission filings, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risks are also described in 724 Solutions’ filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.

EXHIBIT 99.1

724 Solutions Inc.
Consolidated Balance Sheets
(in thousands of US dollars)

	September 30, 2004	December 31, 2003

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,043	$13,436
Short-term investments	7,963	1,748
Restricted cash	202	198
Accounts receivable - trade, net of allowance of $31 (December 31, 2003 - $60)	2,651	2,297
Prepaid expenses and other receivables	645	648

	17,504	18,327
Deferred charges	316	—
Fixed assets	929	612

Total assets	$18,749	$18,939

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$795	$411
Accrued liabilities	2,096	3,402
Deferred revenue	326	410

Total current liabilities	3,217	4,223
Long-term liabilities	125	—
Notes payable	8,000	—
Long-term interest payable	242	—

Total liabilities	11,584	4,223
Shareholders’ equity:
Share capital:
Authorized:
Unlimited common shares
Unlimited preferred shares
Issued and outstanding:
5,983,349 common shares
(December 31, 2003 - 5,983,349)	764,508	764,508
Contributed Surplus	151	62
Accumulated deficit	(757,613)	(749,887)
Accumulated other comprehensive income	119	33

Total shareholders’ equity	7,165	14,716
Contingent liabilities *

Total liabilities and shareholders’ equity	$18,749	$18,939

* See note 17 to our consolidated financial statements set forth in our 2003 annual report

724 Solutions Inc. - Summary of Operations (unaudited)
(In 000’s of U.S. dollars, except per share amounts)

	Three months ended			Nine months ended

	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Revenue:
Product	2,013	1,930	1,676	5,704	5,321
Services	1,489	1,119	1,437	3,848	4,317

Total Revenue	3,502	3,049	3,113	9,552	9,638
Cost of revenue*	1,505	1,537	1,458	4,570	4,454

	1,997	1,512	1,655	4,982	5,184
Operating expenses:
Research and development *	1,410	1,433	2,008	4,932	7,513
Sales and marketing *	1,093	1,197	1,370	3,669	5,727
General and administrative *	796	755	846	2,384	3,082
Depreciation	124	120	178	429	740
Amortization of intangibles	—	—	1,156	—	3,468
Stock-based compensation	4	3	—	9	8
Cost of revenue
Research and development	10	9	—	23	1,211
Sales and marketing	9	7	—	20	282
General and administrative	16	14	—	37	115
Restructuring charges	(181)	(900)	—	1,019	300

Total operating expenses	3,281	2,638	5,558	12,522	22,446

Loss from operations	(1,284)	(1,126)	(3,903)	(7,540)	(17,262)
Interest income (expense)	(183)	(19)	44	(186)	222

Net loss for the period	$(1,467)	$(1,145)	$(3,859)	$(7,726)	$(17,040)

Basic and diluted net loss per share	$(0.25)	$(0.19)	$(0.64)	$(1.29)	$(2.85)
Weighted-average number of shares used in computing basic and diluted net loss per share (in thousands)	5,983	5,983	5,983	5,983	5,983

724 Solutions Inc. - Summary of Pro Forma Adjustments (unaudited)
(In 000’s of U.S. dollars, except per share amounts)

	Three months ended			Nine months ended

	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

GAAP net loss for the period	$(1,467)	$(1,145)	$(3,859)	$(7,726)	$(17,040)
Depreciation	124	120	178	429	740
Amortization of intangibles	—	—	1,156	—	3,468
Stock- based compensation	39	33	—	89	1,616
Interest expense (income)	183	19	(44)	186	(222)
Restructuring charges	(181)	(900)	—	1,019	300
Non-recurring and acquisition charges **	52	282	—	364	1,801

Pro forma net loss for the period	$(1,250)	$(1,591)	$(2,569)	$(5,639)	$(9,337)

Pro forma net loss per share	$(0.21)	$(0.27)	$(0.43)	$(0.94)	$(1.56)
*The proforma numbers are as follows
Cost of revenue	$1,505	$1,537	$1,419	$4,570	$4,384
Research and development	1,410	1,279	1,961	4,778	6,677
Sales and marketing	1,093	1,112	1,335	3,584	4,954
General and administrative	744	712	967	2,259	2,960

Total pro forma costs	4,752	4,640	5,682	15,191	18,975

*	Proforma net loss-earnings before interest, taxes, depreciation, amortization, stock based compensation, restructuring charges and non-recurring and non-recurring and acquisition charges
**	Non-recurring and acquisition charges include direct costs related to terminated employees and direct costs related to historic acquisitions

724 Solutions Inc. - Cash Reconciliation (unaudited)
(In millions of U.S. dollars)

Cash and cash equivalents, short-term investments and restricted cash:
At June 30, 2004	$15.9
At September 30, 2004	14.2

Total cash used in quarter ended September 30, 2004	1.7
Non-recurring payments
Hosting exit, rent restructuring and severance	(0.1)

Operating cash used in quarter ended September 30, 2004	$1.6